Exhibit 10.34
UL INC. ALL EMPLOYEE INCENTIVE PLAN
(Effective January 1, 2021)
1.    Plan
This UL Inc. All Employee Incentive Plan (the “Plan”) is an entirely discretionary short-term incentive program maintained by UL Inc., a Delaware corporation in the United States of America (the “Company”), that is intended to reward eligible employees of the Company and its subsidiaries (each, a “Participating Employer” and, collectively with the Company, the “UL Group”) for their contribution to the business success of the UL Group. With respect to any Performance Period commencing on or after January 1, 2021, the Plan restates and replaces any and all prior All Employee Incentive Plan documents. Bonuses payable for Performance Periods commencing prior to January 1, 2021 shall be subject to the terms and conditions of the UL Inc. All Employee Incentive Plan in effect for such applicable prior Performance Period.
2.    Eligibility
An individual will be eligible to participate in the Plan and to receive a payment under the Plan with respect to a Performance Period (a “Bonus”) only if such individual (a “Participant”): (i) is a full-time or part-time employee (not including any temporary employee) of the UL Group on the first day of such Performance Period, (ii) remains continuously employed by the UL Group through the date he or she receives payment of the Bonus; and (iii) has been allocated a Bonus amount by the Administrator in its sole discretion or the discretion of its duly-authorized delegate; provided, however, that clauses (i) and (ii) above may be waived by the Administrator in its discretion or to the extent required by law or as may be provided in an Addendum applicable to such individual. If an individual starts their employment after the first day of the Performance Period but before October 2nd, they will be eligible for the Plan on a pro-rata basis based on the number of months of employment during the Performance Period.
The following individuals are not eligible to participate in this Plan: (a) employees that are eligible for an alternative incentive plan(s) such as a Sales Incentive Plan (SIP) or the Underwriters Laboratories Inc. All Employee Incentive Plan, (b) employees of Underwriters Laboratories Inc. (“ULI”) and (c) employees of newly acquired companies in transition (as determined by the Administrator in its discretion).
3.    Bonus Pool
Any Bonus payments under the Plan with respect to a Performance Period are made from a bonus pool (a “Bonus Pool”), the size of which shall be determined in the sole discretion of the Administrator based substantially on achievement of Performance Measures for such Performance Period as set forth in a Schedule attached hereto.
4.    Allocation of Bonus Pool and Payment of Bonus
The Bonus payable to each Participant shall be an allocation of the Bonus Pool as determined by the Administrator (or a duly authorized delegate thereof) in its sole discretion. Participating

Employers, business units, corporate functions, and/or divisions may be allocated portions of the Bonus Pool, as applicable, to distribute as Bonuses to individual Participants for each Performance Period, as determined in the sole discretion of the Administrator and/or its duly-authorized delegate. Nothing in this Plan shall (i) require that all or any portion of the Bonus Pool be distributed as Bonuses, (ii) require that allocations of the Bonus Pool be uniform or consistent among Participants, or (iii) preclude the Administrator and/or its duly-authorized delegate from considering a Participant’s individual level of performance during a Performance Period in determining his or her individual Bonus.
Any Bonus payable for such Performance Period shall be made no later than March 15 of the calendar year following the end of the applicable Performance Period. All Bonus payments shall be made in cash. Bonuses payable following a Participant’s death shall be made to the Participant’s surviving spouse, provided that if there is no surviving spouse, to the Participant’s estate (or such other person as may be required by applicable non-U.S. law, as determined by the Administrator or its duly authorized delegate).
5.    Employment Status
Unless (i) explicitly set forth otherwise in an Addendum, (ii) otherwise required by local law, or (iii) determined in the sole discretion of the Administrator or its duly authorized delegate:
(a)    an individual who terminates employment due to death, Disability or Retirement prior to the date Bonuses are paid shall be eligible to receive a pro-rated Bonus based on the number of full calendar months the Participant was employed during the Performance Period relative to the number of full calendar months in the Performance Period;
(b)    an individual who terminates employment for any reason other than death, Disability or Retirement prior to the date Bonuses are paid shall not be eligible to earn, and have no right to receive, any Bonus that has not previously been paid;
(c)    an individual who is not Actively Employed on the date Bonuses are paid to Participants at his or her work location shall have no right to any Bonus with respect to such applicable Performance Period;
(d)    if, during a Performance Period, a Participant transfers into or out of a position that is eligible to participate in the Plan (including to or from ULI), the Bonus payable shall be pro-rated based on the number of full calendar months the Participant was employed in each such capacity relative to the number of full calendar months in the Performance Period; and
(e)    if, during a Performance Period, a Participant transfers from one business unit, corporate function or division, or jurisdiction to another (including to or from ULI), the applicable Performance Measurements used to determine such Bonus shall be pro-rated based on the number of full calendar months the Participant was employed in each such unit, function, division and/or jurisdiction and the number of full calendar months in the Performance Period.
(f)    the Administrator or its duly authorized delegate, during a Performance Period, can make exceptions to this section with respect to involuntary terminations other than those for Cause.
6.    Administration
The Plan shall be administered by a committee (the “Administrator”) of one or more individuals designated by the Company’s Board of Directors (the “Board”) or, if no such committee has been appointed, the Board. In addition to the authorities provided elsewhere in the Plan, the Administrator shall have the authority (i) to determine the persons designated as Participants in the Plan; (ii) to determine the terms, conditions, restrictions and performance criteria, including Performance Measures, relating to any Bonus; (iii) to determine whether, to what extent, and under what circumstances a Bonus may be settled, canceled, forfeited, or surrendered; (iv) to make adjustments in the Performance Measures in recognition of unusual or non-recurring events affecting the UL Group, a Participating Employer, or related financial statements, or in response to changes in applicable laws, regulations, or accounting principles, as deemed appropriate by the Administrator to prevent dilution or enlargement of potential Bonuses; (v) to construe and interpret the Plan; (vi) to prescribe, amend and rescind rules and regulations relating to the Plan; and (vii) to make all other determinations deemed necessary or advisable for the administration of the Plan. As permitted by law, the Administrator may delegate some or all of its authority under the Plan. All determinations and decisions made by the Administrator pursuant to the provisions of the Plan will be final, conclusive and binding on all persons, including, without limitation, the Company, UL Group, employees, Participants and other persons and their estates and beneficiaries. None of the Company, the Administrator nor any duly-authorized delegate thereof shall be liable for any action taken or determination made with respect to the Plan or any Bonus provided under the Plan.
7.    Clawbacks
All Bonuses under the Plan shall be subject to the Underwriters Laboratories Inc. Clawback Policy attached hereto as Exhibit 1, as may be amended from time to time, which policy is expressly incorporated by reference into this Plan.
8.    Nature of Participation
Nothing in the Plan is intended to create, nor should be interpreted as creating, a contract of employment or continued employment, or the right to receive a Bonus of any amount. The receipt of a Bonus in any Performance Period shall not give any individual any right to the receipt of a Bonus for any subsequent Performance Period.

9.    Taxes
The Company and each Participating Employer shall have the right to withhold the amount of any tax or social security payment due with respect to payment of any Bonus under the Plan, or otherwise make any lawful deductions from such payment. With respect to Participants who are subject to tax in the United States, this Plan and any Bonuses hereunder are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and shall be interpreted consistently with such intent. The Company makes no guarantee with respect to the tax treatment of Bonuses under the Plan.
10.    Amendment, Termination and Duration of the Plan
The Administrator may at any time amend, suspend, or terminate the Plan in whole or in part, subject to the requirements of applicable law.
11.    Definitions
Capitalized terms shall have the meanings ascribed to them in the Plan; provided that the following terms shall have the meanings set forth below:
“Actively Employed” shall mean that the employee is employed by a member of the UL Group.
“Addendum” shall mean a supplement to the Plan that sets forth terms and conditions that apply to a limited group of Participants identified therein. Any reference to the Plan shall include any Addendum attached hereto.
“Disability” shall mean an approved medical leave as determined by the Administrator which may, but is not required to, be based on a determination made by an outside entity engaged by the UL Group to administer its disability plan provisions.
“Cause” shall mean:
(A)    the employee’s refusal to perform, or disregard of, the employee’s duties or responsibilities or specific directives of the officer or other executive of the UL Group to whom the employee reports;
(B)    the employee’s willful, reckless or grossly negligent commission of act(s) or omission(s) which have resulted in or are likely to result in, a loss to, or damage to the reputation of, the UL Group, or that compromise the safety of any employee or other person;
(C)    the employee’s act of fraud, embezzlement or theft in connection with the employee’s duties to the UL Group or in the course of his or her employment, or the employee’s commission of a felony or any crime involving dishonesty or moral turpitude;

(D)    the employee’s material violation of the policies or standards of, or any statutory or common law duty of loyalty to, the UL Group; or
(E)    any material breach by the employee of any written employment agreement between the employee and the UL Group or one or more noncompetition, nonsolicitation, confidentiality or other restrictive covenants to which the employee is subject.
“Cause” will be interpreted by the Administrator (or its duly authorized delegate) in its sole discretion, and such interpretation will be conclusive and binding on all parties.
“Performance Measures” shall mean any performance metrics identified by the Administrator and set forth in a Schedule hereto, the terms of which Schedule may be modified as explicitly provided in an Addendum. Performance Measures may differ for each Performance Period and may be based on individual performance or the performance of the UL Group, a Participating Employer, or a business unit, corporation function or division thereof, in each case as determined at the discretion of the Administrator from time to time.
“Performance Period” shall mean a period of time to which Performance Measures applicable to a Bonus will be measured. Unless a Schedule or Addendum explicitly provides otherwise, the Performance Period shall be the Company’s fiscal year.
“Retirement” shall mean a termination of employment with the UL Group (other than for Cause) after an employee has attained at least the age of 55 and has had 15 years of employment service with the UL Group as an active employee in the US, and by statutory determination of retirement outside of the US.
“Schedule” shall mean a supplement to the Plan that sets forth Performance Measures and the terms and conditions that apply universally to all Participants with respect to any Performance Period, except as explicitly provided in an Addendum. Any reference to the Plan shall include any Schedule attached hereto.
12.    Governing Law and Jurisdiction
This Plan shall be governed and construed according to the laws of Illinois in the United States of America.

SCHEDULE
Any capitalized terms that are not defined in this Schedule shall have the meanings set forth in the Plan.
1.    Performance Period
This Schedule shall apply to the Performance Period beginning on January 1, 2021 and ending on December 31, 2021.
2.    UL Group Performance Measures
The size of the Bonus Pool is determined by the extent to which the Adjusted Operating Income (AOI) performance measure is satisfied during the Performance Period, as well as by performance on other factors as determined by the Administrator. Between 75% and 100% of the pool attainment may be formulaically determined by AOI performance, and up to 25% of the pool attainment may be based on other factors as determined by the Administrator.
No Bonus payments will be made under the Plan unless a minimum threshold performance is achieved in relation to Adjusted Operating Income as determined by the Administrator, or unless the Administrator deems a level of payout based on performance against the discretionary factors.
“Adjusted Operating Income” is the profit earned from the UL Group’s normal core business operations and excludes profit generated from investments and non-operating items in each case as determined by the Board in its sole discretion. Such determination may, but is not required to, be made based on the consolidated audited financial statements for such Performance Period.
3.    Bonus Guidelines
Target and Maximum Bonus Targets. Subject to the terms of the Plan, the target amount payable to an eligible Participant from the Bonus Pool is a range up to a specified amount and shall generally be determined based on the individual’s CBS reporting level (A to E inclusive). This target range is expressed as a percentage of base salary in effect at the beginning of the Performance Period as follows:
CBS Level A = up to 10%
CBS Level B = up to 15%
CBS Level C = up to 20%
CBS Level D = up to 30%
CBS Level E = up to 40%
A Participant’s maximum Bonus for the Performance Period is 200% of target payout, which considers the Bonus pool maximum funding opportunity as well as individual differentiation of 0% to 200% of target payout.

Target range and maximum payments may differ among individual employees, including but not limited to employees of a Participating Employer that enters the UL Group through an acquisition, in each case as determined in the discretion of the Administrator or its duly-authorized delegate. Additionally, target ranges and maximum payouts for Operating Committee members (or such other employees designated by the Compensation Committee of the Board) shall be determined by such Compensation Committee.
Determination of Bonus Payments. The actual amount of any Bonus to be paid to an eligible Participant will be determined at the discretion of the Administrator or its duly-authorized delegate based upon factors including, but not limited to, the following:
-    the employee’s individual performance;
-    the employee’s individual performance relative to the performance of other employees;
-    the amount of the Bonus Pool available to employees of the relevant business unit/corporate function/division;
-    such other factors as the Administrator or its duly-authorized delegate may determine to be relevant from time to time.

EXHIBIT 1
UNDERWRITERS LABORATORIES INC.
CLAWBACK POLICY
Purpose
Underwriters Laboratories Inc. (“UL” or the “Company”) maintains this UL Clawback Policy (this “Policy”) to encourage sound risk management, to increase individual accountability, and to align more accurately compensation with Company performance. This Policy has been approved by the Compensation Committee (as constituted from time to time, and including any successor committee, the “Committee”) of the Company’s Board of Directors (the “Board”), or its designate. This Policy is effective January 1, 2014 (the “Effective Date”) and shall apply to compensatory arrangements as described herein that are outstanding as of the Effective Date for employees and former employees of Underwriters Laboratories Inc. and any subsidiaries or affiliates thereof (each, a “Company Entity”).
Administration
The Committee will administer this Policy. Actions of the Committee pursuant to this Policy may be taken by the vote of a majority of its members. The Committee is authorized, subject to the provisions of this Policy, to make such determinations and interpretations and to take such actions in connection with this Policy as it deems necessary or advisable. The Board may, in its sole discretion, at any time and from time to time, administer this Policy, in which case the Board will have all of the authority and responsibility granted to the Committee herein. All determinations and interpretations made by the Committee or the Board will be final, binding, and conclusive.
Policy
Section 1.    Coverage
(a)    Covered Employees. All current and former executive officers of a Company Entity are designated as “Covered Employees.” In addition, the Committee may designate other employees as “Covered Employees” (or remove such designation) from time to time, including without limitation any employee who receives equity, equity-based, or comparable incentive awards.
(b)    Covered Compensation Arrangements. This Policy will apply to any bonus, equity or equity-based award, or other incentive compensation granted to a Covered Employee (such compensation, “Incentive Compensation”). For the avoidance of doubt, the following will not be considered Incentive Compensation: salary, tax-qualified retirement benefits, compensation arising from reasonable relocation or expatriate expenses, elective deferrals of salary, programs provided to salaried employees generally in which the level of benefits is not determined by the employee’s level of compensation, and programs that provide a de minimis amount of compensation, as determined by the Committee.
(c)    Covered Events. For purposes of this Policy, a “Covered Event” means the occurrence of any of the following events that the Committee, in its sole discretion, has determined to be appropriate:
(1)    A material restatement of all or a portion of a Company Entity’s financial statements occurs (a “Material Restatement Event”);
(2)    Incentive Compensation was awarded to, or received by, the Covered Employee based on materially inaccurate financial statements or on performance metrics that are materially inaccurately determined (regardless of whether the Covered Employee was responsible for the inaccuracy) (an “Inaccurate Metrics Event”);
(3)    A failure by the Covered Employee to properly identify, assess or sufficiently raise concerns about risk, including in a supervisory role, that results in a material adverse impact on a Company Entity, any of a Company Entity’s business units or the broader financial system;
(4)    An action or omission by the Covered Employee that constitutes a material violation of a Company Entity’s risk policies as in effect from time to time; or
(5)    An action or omission by the Covered Employee that results in material financial or reputational harm to a Company Entity.
Section 2.    Exercise of Clawback Authority
If the Committee determines that a Covered Event has occurred, the Committee may require the forfeiture and/or repayment of all or any portion of the following:
(1)    Any outstanding and unpaid Incentive Compensation, whether vested or unvested, that was awarded to the Covered Employee, and
(2)    Any Incentive Compensation that was paid to and received by the Covered Employee (including gains realized through the exercise of stock options or stock appreciation rights) during the twelve (12) month period preceding the date of the Covered Event or such longer period of time as required by any applicable statute or government regulation.
The existence and date of a Covered Event and the amount of any forfeiture and/or repayment will be determined by the Committee in its sole discretion; provided that, notwithstanding the foregoing, if a Material Restatement Event occurs, the Committee will consider all facts and circumstances that the Committee determines relevant that contributed to the restatement, including whether anyone responsible engaged in misconduct, and considering issues of accountability; and provided further that, if an Inaccurate Metrics Event occurs, the amount of Incentive Compensation subject to forfeiture and/or recoupment will be limited to the excess portion that the Covered Employee would not have received if such financial statements or performance metrics had been accurate (as determined in the sole discretion of the Committee).
Any forfeiture and/or recoupment under this Policy will be in addition to any other remedies that may be available under applicable law or Company Entity policy, including termination of employment.
Section 3.    Limitations
The authority set forth in Section 2 of this Policy shall be limited to the extent that it would violate any applicable statute or government regulation or, unless otherwise required by applicable statute or government regulation, (1) result in substantial adverse tax or accounting consequences for a Company Entity, (2) prejudice a Company Entity’s interests in any related proceeding or investigation, or (3) reasonably result in expenses that exceed the amount that would be forfeited and/or recouped in exercising such authority. In each case, the Committee will determine the extent of such limit in its sole discretion.
Section 4.    Implementation
To implement this Policy for any Covered Employee, all awards under an Incentive Compensation plan, program, or agreement (or the plan, program or arrangement itself) with respect to such Covered Employee may, but need not, include language explicitly subjecting such Incentive Compensation to this Policy.
Section 5.    Amendment and Termination
The Committee may terminate this Policy at any time. The Committee may also, from time to time, suspend, discontinue, revise or amend this Policy in any respect whatsoever. Nothing in this Policy will be deemed to limit or restrict the Company from providing for forfeiture and/or repayment of compensation (including Incentive Compensation) under circumstances not set forth in this Policy.
Section 6.    Indemnification
No member of the Board or employee of a Company Entity exercising such person’s responsibilities under this Policy (each such person, an “Indemnitee”) will have liability to any person for any action taken or omitted to be taken or any determination made in good faith with respect to this Policy. Each Indemnitee will be indemnified and held harmless by the Company against and from any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnitee in connection with or resulting from any action, suit or proceeding to which such Indemnitee may be a party or in which such Indemnitee may be involved by reason of any action taken or omitted to be taken under this Policy and against and from any and all amounts paid by such Indemnitee, with the Company’s approval, in settlement thereof, or paid by such Indemnitee in satisfaction of any judgment in any such action, suit or proceeding against such Indemnitee, provided that the Company will have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company will have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification will not be available to an Indemnitee to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Indemnitee giving rise to the indemnification claim resulted from such Indemnitee’s bad faith, fraud, or willful misconduct. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which Indemnitees may be entitled under the Company’s Amended and Restated Certificate of Incorporation or By-laws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.